Stacy Roode

Senior Vice President

     [OppenheimerFunds Logo]

     OppenheimerFunds Services

     6803 South Tucson Way

          Centennial, CO 80112
          oppenheimerfunds.com

               December 12, 2011

Dear [ADVISOR FIRST NAME, LAST NAME]:

Proxy Underway for Oppenheimer Principal Protected Main Street Fund III®

Shareholders of Oppenheimer Principal Protected Main Street Fund III are being asked to vote on a proposal to reorganize the Fund into Oppenheimer Main Street Fund® (the “Reorganization”). You have been identified as someone who has a client or clients in this Fund and may receive calls related to the Reorganization and the proxy effort that is now underway. According to our records, the following client(s) currently hold shares of Principal Protected Main Street Fund:

[INSERT CLIENT INFORMATION HERE]

The Fund offered its shares to the public from October 7, 2004 through December 10, 2004, and on December 16, 2012 (the Maturity Date) the Fund’s Warranty Period will end. A shareholder meeting has been scheduled for January 13, 2012, and shareholders of record on October 28, 2011 are being asked to vote on the Reorganization. If approved, the Reorganization would likely occur on or around January 20, 2012. Shareholders can cast their vote by marking, signing and dating the proxy ballot and returning it in the postage-paid envelope, or they may vote by telephone or Internet following the instructions on the ballot.

We have experienced increasing difficulty reaching quorum, and must rely on phone solicitation in order to hold a shareholder meeting and conduct the Fund’s business. On or about December 19, 2011, a phone solicitation campaign will begin asking shareholders to vote and offering assistance with the voting process.

Shareholders are not expected to recognize any gain or loss for federal income tax purposes as a result of the exchange of their shares for shares of Main Street Fund. We have, however, recommended that shareholders consult their tax advisor regarding the effect, if any, of the Reorganization in light of their individual circumstances. The shares shareholders receive will be issued at net asset value without a sales charge and will not be subject to any additional contingent deferred sales charge.

Additional information is available at oppenheimerfunds.com, however if you have questions please call us at 1.800.525.7040. As always, we appreciate your confidence in OppenheimerFunds and look forward to serving you for many years to come.

                                                                            Sincerely,

                                             Stacy Roode Signature

Before investing in any of the Oppenheimer funds, investors should carefully consider a fund’s investment objectives, risks, charges and expenses. Fund prospectuses and, if available, summary prospectuses contain this and other information about the funds, and may be obtained by visiting our website at oppenheimerfunds.com or calling us at 1.800.255.2755. Read prospectuses and, if available, summary prospectuses carefully before investing.

Shares of Oppenheimer funds are not deposits or obligations of any bank, are not guaranteed by any bank, are not insured by the FDIC or any other agency, and involve investment risks, including the possible loss of the principal amount invested.

For Institutional Use Only. This material has been prepared by OppenheimerFunds Distributor, Inc. for institutional investors only. It has not been filed with FINRA, may not be reproduced and may not be shown to, quoted to or used with members of the public.

Oppenheimer funds are distributed by OppenheimerFunds Distributor, Inc.
Two World Financial Center, 225 Liberty Street, New York, NY 10281-1008
©2011 OppenheimerFunds Distributor, Inc. All rights reserved.

LT0000.0771.001.1011 [December 12, 2011]